Exhibit 99.2

Participants

CORPORATE PARTICIPANTS
Pablo E. Paez Executive Vice President, Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President and President, GEO Care, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS
Tobey Sommer Analyst, SunTrust Robinson Humphrey, Inc.	Mark W. Strouse Analyst, JPMorgan Securities LLC

Management Discussion Section

Operator

Good morning and welcome to The GEO Group Third Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Pablo Paez. Please go ahead.

Pablo E. Paez

Executive Vice President, Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third quarter 2018 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections and Detention.

This morning, we will discuss our third quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website atinvestors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we may give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. During the third quarter, we commenced the activation and ramp-up of three important projects. First in July, we activated a previously idle annex at our company-owned Folkston ICE Processing Center in Georgia, expanding the facility by 338 beds for a total of 1,118 beds. In August, we completed an $8 million renovation of our idle company-owned 661-bed Eagle Pass Facility and began the intake of out-of-state inmates under our new two-year contract with the State of Idaho. And then, in September, we completed the development of a new $120 million company-owned 1,000-bed ICE Processing Center in Montgomery County, Texas under a 10-year contract with ICE. We expect the ramp-up for these facilities to be complete during the fourth quarter.

Our GEO Care business unit, providing electronic monitoring and community re-entry services, also delivered strong operational results during the third quarter. In the International sector, our Australian subsidiary is in negotiation for two facility expansions totaling 600 beds, as well as increasing our capacity at our 1,000-bed Ravenhall facility by 300 beds.

Looking forward over the next several quarters, we remain optimistic about our ability to pursue growth opportunities across diversified platform of real estate management and programmatic solutions. There are two active procurements we are participating in for the Federal Bureau of Prisons totaling close to 12,000 beds. We expect these two procurements to result in contract awards between year-end and the first quarter of next year, which could result in the reactivation of some of our idle facilities.

We are also continuing our efforts to expand our GEO Continuum of Care programs, which have now been implemented across 18 GEO facilities. We are very proud of the industry-leading programs we have developed to reduce recidivism through enhanced rehabilitation and post-release services. Our desire to be the world leader in this important area of community – criminal justice reform underscores our belief that, as a company, we are at our best when helping offenders re-enter society as productive and employable citizens.

Our board of directors and management team remain focused on our effective allocation of capital to enhance long-term value for our shareholders. We believe our dividend is supported by stable and predictable operational cash flows. We also recognize that we can enhance shareholder value with stock repurchases at times when we believe our stock is undervalued and we plan to utilize the remaining authorization under our stock buyback program opportunistically.

We currently have approximately $130 million in available capacity under a two-year stock repurchase program that was authorized by our board earlier this year.

Finally, before I turn the call over to Brian, I would like to briefly comment on yesterday’s mid-term elections. Our company has a three-decade long record in providing high-quality services under both Democratic and Republican administrations at the federal and state levels. We have consistently helped our government partners meet their correctional and detention challenges with the development and operation of state-of-the-art facilities providing services in safe, secure, and humane environments.

Our facilities are under a constant operational scrutiny by on-site government monitors and special inspections by government agencies and third-party accredited organizations. And we have never advocated for or against criminal justice sentencing or immigration enforcement policies.

At the federal level, we have worked with both Democratic and Republican controlled Chambers of Commerce for more than three decades, and we look forward to working with the newly elected Congress. At the state level, we believe that our delivery of improved offender rehabilitation programs which reduce recidivism under our GEO Continuum of Care will continue to achieve widespread bipartisan support.

We look forward to strengthening our partnerships with government agencies as we work with newly elected representatives in Executive and Legislative branches across the country.

At this time, I’ll ask our CFO, Brian Evans, to review our quarterly results and outlook.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today we reported third quarter net income attributable to GEO of $0.33 per diluted share on quarterly revenues of approximately $583.5 million. Our financial results reflect $4.2 million after tax in start-up expenses associated with the activation of three company-owned projects during the third quarter. Including the idle 338-bed annex at our Folkston ICE Processing Center, which expanded the facility to 1,118 beds; the idle 661-bed Eagle Pass Correctional Facility in Texas, which is under a two-year contract with the State of Idaho; and the new 1,000-bed Montgomery ICE Processing Center, which is under a 10-year contract with ICE.

Our third quarter results also reflect a $2.2 million loss on real estate assets after tax related to the write off of leasehold improvements at several leased facilities, including the discontinuation of a leased building at our company-owned 3,600-bed BigSpring Facility in Texas, which was reconfigured into two separate 1,800-bed facilities under two new 10-year contracts with the BOP; the discontinuation of a small, managed-only county-owned detention facility in Texas, which was part of the CEC acquisition; and the discontinuation of two company leased re-entry centers in New Jersey and Pennsylvania, as a result of the consolidation of re-entry populations into a larger company-owned assets, following the acquisition of CEC.

Excluding these items, we reported adjusted net income of $0.38 and AFFO of $0.65 per diluted share. Compared to same period of last year, our third quarter 2018 results reflect the following items. A year-over-year increase of approximately $5.5 million in net interest expense attributable to higher interest rates as well as higher overall outstanding debt balances; revised pricing terms under the new 10-year contract for our Big Spring, Texas facilities which, as we had previously disclosed, began on December 1, 2017; and the activation of the Ravenhall Australia Correctional Centre in November 2017.

Moving to our outlook for the balance of 2018, we have provided our earnings and AFFO guidance for the fourth quarter 2018. We expect our fourth quarter 2018 net income attributable to GEO to be in a range of $0.32 to $0.34 per diluted share. Our fourth quarter guidance reflects approximately $0.01 per diluted share and close-out expenses related to the consolidation of re-entry populations from company-leased facilities into our larger company-owned re-entry facilities in Pennsylvania.

Our fourth quarter guidance also reflects approximately $0.02 per diluted share and losses associated with the damage caused by Hurricane Michael to the Bay Correctional Facility in Florida, for which we expect to receive insurance reimbursement in 2019. Excluding these items, we expect fourth quarter 2018 adjusted net income to be in a range of $0.35 to $0.37 and AFFO to be in a range of $0.65 to $0.67 per diluted share.

We expect fourth quarter 2018 revenues to be in a range of $587 million to $592 million. The resulting ranges for full-year guidance are net income attributable to GEO in a range of $1.25 to $1.27 per diluted share and adjusted net income in a range of $1.35 to $1.37 per diluted share on annual revenues of approximately $2.3 billion. And we expect full-year AFFO to be in a range of $2.47 to $2.49 per diluted share.

Looking at our liquidity position, we have approximately $374 million in available capacity under our revolving credit facility in addition to an accordion feature of $450 million under our credit facility.

Turning to our uses of cash, our growth CapEx is expected to be approximately $141 million in 2018, of which approximately $116 million was spent through the end of the third quarter. We also have approximately $10 million in scheduled annual principal payments of debt.

Last month, our board declared a quarterly cash dividend of $0.47 per share or $1.88 per share annualized. Our dividend payment is well within our guided payout range of 75% to 80% of AFFO, and we believe it is supported by stable and predictable operational cash flow.

At this time, I’ll turn the call over to Dave Donahue for a review of our GEO Corrections & Detention segment.

J. David Donahue

Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

Thanks, Brian, and good morning, everyone. I’d like to give you an update on our GEO Corrections & Detention business unit. Looking at the state level, during the third quarter, we completed the renovation of our 661-bed Eagle Pass Correctional Facility in Texas, and begin the intake process for out-of-state inmates from the State of Idaho. This important project activation falls under a new two-year contract we signed earlier this year with the Idaho Department of Correction for the housing of 678 medium-security inmates. This project is indicative of our ability to build on our public-private partnerships, and represents an expansion of the emergency agreement we entered into with the State of Idaho in the beginning of the year. The new contract is expected to generate approximately $17 million on annualized revenue.

In New Mexico, we are pleased to have entered into contract amendments for all three of our correctional facilities, which provides for incremental funding to support wage increases for our employees. Since the beginning of this year, we have now entered into several contract renewals, amendments, or new contracts for our state correctional facilities in California, Oklahoma, Virginia, and New Mexico, with new funding that supports wage increases for our employees around the country.

This past legislative cycle, we received the most significant funding increases across the state jurisdiction that we serve since the 2008 Great Recession. While state budgets have continued to improve, several states continue to face capacity constraints and many of our state customers are facing challenges related to older prison facilities which need to be replaced with new or more cost-efficient facilities. In the states where we currently operate, the average age of state prisons ranges from approximately 30 to 60 years.

As we have mentioned in prior quarters, several state jurisdictions have discussed the need for replacement facilities. The state of Wisconsin has explored the development of new facilities to replace one or more of the state’s oldest prisons. The state of Vermont also publicly acknowledged the possibility of pursuing a privately developed and financed option for a new 1,000-bed correctional facility.

Moving to the federal level, during the third quarter, we completed the development and began the activation of the new 1,000-bed ICE Processing Center in Montgomery County, Texas. This activation process was more lengthy than previous ones due to the complexity of the facility. The Montgomery facility is approximately 400,000 square feet designed to withstand a Category 5 hurricane, provide second-story office space for 170 ICE staff, and can serve as an emergency command center for ICE. At a capital cost of approximately $120 million, the Montgomery ICE Processing Center is GEO’s most expensive facility investment and is supported by a 10-year contract with ICE. The new center is expected to generate approximately $44 million in annualized revenues.

Also, during the quarter, we activated a previously idle 338-bed annex at our company-owned Folkston ICE Processing Center in Georgia, expanding the center from 780 beds to 1,118 beds. With respect to pending federal procurements, the Bureau of Prisons has two active solicitations for the exclusive housing of criminal aliens. Under the CAR 18 solicitation, the BOP is rebidding the management contract for the government-owned 2,355-bed Taft, California facility. We expect an award decision for this management contract to be made by the BOP by year-end.

Under the CAR 19 procurement, the BOP expects to award up to 9,500 beds at existing facilities. The proposals were submitted last year and we now expect an award decision under this procurement to be made during the first quarter of next year.

Moving to our international markets, we are well underway with our operational readiness preparations under our new 12-year contract with the provision of court custody and prisoner escort services in Scotland through our GEOAmey joint venture. This new contract will take effect in January 2019 and is expected to generate approximately $39 million in annual revenues for our joint venture.

Finally, in Australia, we are undertaking three expansion projects to support the growth of state prison populations. In the State of Victoria, we have begun ramping up 300 beds at our Ravenhall Correctional Centre, which will bring the total capacity at the center to 1,300 beds. Also in Victoria, we are moving forward with a 137-bed expansion to our Fulham Correctional Centre, which will bring the total capacity at the center to 955 beds. We expect this expansion to be completed in late 2019. And in NewSouth Wales, we are in the process of expanding the Junee Correctional Centre by 470 beds, bringing the total capacity to more than 1,500 beds.

Finally, as we have previously disclosed, we are in the process of transitioning the operation of the 938-bed Parklea Correctional Centre in New South Wales to a new service provider by April 2019.

At this time, I’d like to turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President and President, GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. I’d like to give you an update on our four GEO Care divisions, beginning with our GEO Reentry division. During the third quarter, we continued to execute in our strategy to maximize the utilization of the re-entry assets we acquired as part of the acquisition of Community Education Centers. This strategy has entailed a thoughtful operational review alongside our government customers, which has allowed us to improve the utilization of our larger company-owned assets, while idling a number of smaller underperforming company lease sites. Our overarching goal in executing this strategy is to more efficiently provide high quality services for our customers and achieve better economies of scale for our GEOReentry division.

We continue to be optimistic about the potential for revenue synergies and new growth opportunities under our expanded re-entry programs and in-custody treatment services platform. We are currently pursuing several new business opportunities in our Reentry division with significant revenue growth potential.

In terms of our Youth Services division, we continue to experience stable utilization rates and steady operational performance across our facilities. As we have noted in prior quarters, our Youth division has remained stable for several years after we undertook a number of consolidation and marketing initiatives that have allowed us to maximize the utilization of our larger better performing sites.

Moving to our BI Electronic Monitoring division, we continue to experience increased utilization under our ISAP contract with ICE, and we would expect the current utilization trend of the program to continue going forward. At the state and local level, BI continues to look for opportunities to grow its market share across the diversified spectrum of electronic and location monitoring technologies.

Finally, we continue to be pleased with the expansion of our GEO Continuum of Care programs, which have now been implemented across 18 GEO facilities. We believe that our focus on rehabilitation and recidivism reduction programs is consistent with criminal justice and prison reform efforts being undertaken at the federal and state levels in the U.S. which have received bipartisan support from legislators and policymakers.

Our GEO Continuum of Care integrates enhanced and custody rehabilitation programs, including cognitive behavioral treatment with post-release support services such as transitional housing, transportation, clothing, food and job placement assistance.

Importantly, we believe that the scope, substance and rapid expansion of our GEO Continuum of Care programs are unparalleled in our industry. We expect these efforts will allow our company to pursue new quality growth opportunities across our diversified GEO Care divisions.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We are pleased with our third quarter operational and financial performance and our outlook for the fourth quarter. We are particularly pleased with our three facility activations this quarter which includes the new $120 million 1,000-bed ICE Processing Center in Montgomery County, Texas; the 661-bed Eagle Pass, Texas facility for Idaho out-of-state inmates; and the 338-bed Folkston, Georgia annex for ICE.

In the International sector, we’ve begun a 300-bed expansion at our Ravenhall facility and are negotiating expansions at two other Australian facilities totaling approximately 600 beds. We remain optimistic regarding the outlook for new contract awards with two large federal BOP procurements totaling approximately 12,000 beds expected to be decided between the end of this year and the first quarter of next year.

We continue to carefully evaluate the allocation of capital in order to enhance long-term value for our shareholders and are delighted with the early success of our GEO Continuum of Care program of enhanced rehabilitation and its expansion into 18 GEO facilities involving tens of thousands of individuals. We believe strongly that we are at our best when helping offenders in our care re-enter society as productive and employable citizens. We also expect that our company’s success in improved rehabilitation and recidivism reduction programs will continue to achieve bipartisan support from legislators and policymakers.

As always, I would like to thank all of our employees worldwide whose dedication and professionalism have created GEO’s success. We are now happy to open the call to your questions.

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] The first question will come from Tobey Sommer of SunTrust. Please go ahead.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. Starting out with a topical question and something you mentioned in your prepared remarks about the election et cetera, any impacts not just with the election results themselves for the parties but ballot initiatives that you see that might influence or impact the industry? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

No. There’s nothing of a material nature at either the federal or state levels. At the federal level, in particular, we expect with the Democrats now on the verge of controlling the House that we will probably see more continuing resolutions from a budgetary standpoint, which will make the funding approximately consistent with what it has been. But we still see there to be opportunities within our detention sector in particular with ICE because of continuing consolidation efforts by that agency throughout the country.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

With respect to funding, if it’s capped at CR levels, do the agencies including ICE have some flexibility underneath their total budget allocation to shuffle monies to accommodate changes in immigration patterns specifically in the case of ICE?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I believe they can within the overall Department of Homeland Security.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. What is the opportunity in Australia represents in dollars and in what sort of timeline for those expansions should we be anticipating at this point?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yeah. I don’t think we have done a specific calculation of the dollars as yet, particularly on the two expansions. And I think the timeline for their activation is approximately two years.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. I’m curious about your perspective on BOP populations headed into next year and beyond, given that we do have some glimpses into U.S. Marshals populations that have been rising in recent quarters and ICE populations that have been elevated for a period of time. How do you see the BOP in the populations trending in the future?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, the Marshal Service is a feeder agency to the BOP. So as the U.S. Marshals’ populations have increased steadily over this last year, we expect that many of those individuals will be going into BOP facilities, but there’s obviously a time lag because of the time for adjudication and final sentencing, that has to take place, which is typically several months.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. And on the Continuum Of Care, I think in your prepared remark said at 18 facilities, is there an opportunity for the company to license this to customers, as sort of a standalone approach? I’m just kind of curious if there’s more potential there than using it as a differentiator for your core service in the future. Thanks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

A little bit – GEO presently provides enhanced, rehabilitation services to other governmental clients other than ourselves. So we presently do perform those services on a separate contract basis. And yes, there’s – we expect there will be continuing opportunities at the federal and state levels to do more of this, because of the interest in improved center rehabilitation.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

How big is the business now and you don’t have to talk in dollars necessarily, but what is the opportunity in the future for that if you’re successful at increasing adoption across other agencies in states?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

The scale of it is approximately less than $1 million per facility. But the general opportunity would be several tens of millions of dollars for our company.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And last question for me, the insurance reimbursement that you mentioned, maybe, Brian, could you give a little bit of color on how that will play out and what the dollar values are and timing as we head into next year? Thank you.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So, currently, in the fourth quarter, we’ll absorb the losses which are primarily related to our staff which are continuing with the company, so we’re continuing to pay them, and then we expect to get reimbursed for those costs probably in the first or second quarter of next year as we work through a typical process with the insurance company. They’re going to review the losses and audit those results. There’s also physical damage to the facility, and we will incur those costs as well, but the insurance company again will cover those costs to rebuild and repair the facility. So, it’s really just the timing. We don’t expect any material impact to our P&L. But the way the accounting works, we’re likely going to have the losses first and then the revenue or the reimbursement from the insurance companies later.

We are looking at trying to match those up within the quarter, but it is difficult as you look at insurance reimbursements. We always kind of look at it as a contingent gain and it’s more difficult to recognize those until you know for sure what you’re getting. But we don’t really expect any issues. And we may be able to match those up in the quarter, but right now, just to be prudent, we’re providing the guidance that we’re going to absorb those costs and the revenue may come later. And when it does, we’ll proforma the revenue, offset as well.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you very much. [Operator Instructions]

Operator

The next question will come from Mark Strouse of JPMorgan. Please go ahead.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Hi. Good morning. Thanks for taking our questions. Just two quick ones, I think. Good to see that we’re getting closer to the BOP Awards. It sounds like the current 2019 program is just a little bit later than what the message was last quarter anyway. Just kind of curious if there’s been any change in the specs of that procurements, or just kind of normal contract slippage?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Normal slippage, because it’s a national procurement, which includes proposals from a number of different states. And the BOP has to go through this environmental review process on every proposal, which is quite complicated. But we’ve seen some movement recently that they’re progressing in the procurement and we expect results, I would say, by the first quarter of next year.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

All right. Yeah. It makes sense. Okay. And then, just lastly on the buybacks, doesn’t look like there were anything material anyway for share repurchases during 3Q. Just kind of curious how we should – if anything’s changed, I guess, and you’re thinking about that program.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No, I mean, as George mentioned, there’s $130 million in additional capacity. We’ll continue to monitor opportunistically and evaluate it against our other capital needs and growth initiatives and opportunities. So, I think we’ve done that effectively this year and we’ll continue to look at it going forward.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

All right. Okay. Thank you very much.

Operator

And this concludes our question-and-answer session. I would now like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. Well, thanks to everyone for joining us on this conference and we look forward to addressing you in the near future.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a great day.